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                                                                    EXHIBIT 10.6

[ARIS logo]
ARIS Corporation
25411 126/th/ Avenue S.E.
Kent, Washington  98031
(206) 630-8398
FAX (206) 852-1469

EMPLOYMENT AGREEMENT OF APPLIED RELATIONAL INFORMATION SYSTEMS, INC. Employment Agreement between Applied Relational Information Systems, Inc., a Washington corporation ("ARIS"), and John Song ("Employee").

1. Employment. ARIS hereby employs Employee and Employee hereby accepts employment under the terms and conditions herein.

2. Terminable at Will. Subject to the provisions of termination in Paragraph 7, employment is terminable at will, by either ARIS or Employee.

3. Compensation and Benefits. ARIS agrees to provide Employee with the compensation and benefits set forth in the offer letter dated February 11, 1991 attached hereto and incorporated by this reference.

4. Duties. ARIS reserves the right to assign and delegate work and specific responsibilities to the Employee. Employee shall devote (his/her) full time and attention and best efforts to the utmost of (his/her) skill to the rendering of professional services for ARIS, and cannot practice his profession except as an employee of ARIS.

5. Covenant Not To Compete. During the term of this Agreement and for a period of two years thereafter, Employee shall not directly or indirectly, for Employee's benefit, or for or with any person, firm or business entity of any kind other than ARIS, engage in any employment or any business similar to or in competition with that in which ARIS is engaged in the State of Washington and other states of the United States in which ARIS does such business.

6. Confidential and Proprietary Information. Unless authorized by ARIS, Employee agrees not to exploit, use or disclose to anyone not employed by ARIS, directly or indirectly, confidential and proprietary information which is defined to include, but is not limited to, the following:

A. Customer and employee lists of ARIS, marketing and sales plans, product development plans, competitive analyses, business and financial plans or forecasts, non-public financial information and agreements.

B. Any information or material not described above which relates to ARIS' trade secrets, inventions, technological developments, "know-how," purchasing, accounting, merchandising or licensing.

C. Any information of the type described above which ARIS has legal obligation to treat as confidential and proprietary, or which ARIS treats as confidential and proprietary, whether or not owned or developed by ARIS.

D. Software developed or licensed by or for ARIS or licensed to ARIS by a third party, and any documentation or listing pertaining to such software. The term "software," as used in this paragraph refers to software in various stages of development and includes without limitation the literal elements of a program (source code, object code or otherwise), its audio visual components (menus, screens, structure and organization), and human or machine readable form of the program, and any writing or medium in which the program or the information therein is stored, written, inscribed, including without limitation, diagrams, flow charts, designs, drawings, specifications, models, data, bug reports, and customer information.

Employee further agrees to promptly disclose to ARIS all ideas, processes, inventions, modifications, improvements and concepts, whether or not patentable or copyrightable (hereinafter referred to as "Discoveries") relating to any work or business conducted by ARIS, whether or not conceived by
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Employee alone or with others, and whether or not conceived during regular business hours. All such Discoveries shall be the sole and exclusive property of ARIS, and Employee agrees to execute without receiving additional compensation any and all documents necessary to assign such Discoveries to ARIS and to obtain a patent, register or copyright, or enforce ARIS' rights in such Discoveries.

The obligations of nondisclosure in this paragraph 7 shall continue beyond the cessation of the Employee's term of employment.

Upon cessation of employment, Employee agrees to return all ARIS property including, but not limited to, confidential and proprietary information (originals and copies).

7. Termination. This Agreement shall be terminated a) by the death or disability of the employee, b) for cause or c) if either party provides the other with 14 days prior written notice.

For purposes of this Agreement, "for cause" means:
Breach of any Company personnel policy or work rule, breach of any covenant in this Agreement, moral turpitude, gross professional neglect, or incompetence. Termination for cause shall be effective immediately upon the receipt by Employee of written notice of said termination which will state the reasons therefor.

8. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Employee's residence, and in the case of ARIS, to its principal office.

9. Dispute Resolution. Any dispute over the meaning or performance of this Agreement shall be settled by binding arbitration in accordance with the rules then obtaining of the Christian Conciliation Service of Puget Sound, and judgment upon the award rendered may be entered in King County Superior Court. The prevailing party shall recover its reasonable attorneys' fees from the non-prevailing party.

10. Venue; Choice of Law. Any disputes arising out of this Agreement shall be adjudicated in King County, Washington, subject to the preceding paragraph, and shall be governed by the laws of the State of Washington.

11. Relationship of the Parties. This Agreement establishes an employment relationship between the parties and shall not be construed to create any other relationship, including but not limited to, a partnership or joint venture.

12. Indemnification. Employee agrees to indemnify and hold ARIS harmless, including its directors, officers, employees and agents, from and against all claims, liabilities, judgments, decrees, fines, penalties, fees, amounts paid in settlement or any other costs, losses, expenses (including, but not limited to, attorneys' fees and court costs incurred by legal counsel of ARIS' selection) directly or indirectly arising from any threatened or pending action, suit or proceedings, whether civil or criminal, and any appeals related thereto, allegedly based (in whole or in part) upon Employee's conduct, whether negligent or otherwise, or any other actions or omissions of Employee arising from Employee's duties and obligations under this Agreement.

13. Remedies. Employee acknowledges the breach of any of the covenants in paragraphs 6 and 7 shall cause irreparable harm to ARIS that may not be completely remedied by an award of damages, and, therefore, Employee stipulates to entry of an injunction against continuation of such breach, in addition to any other legal remedies available to ARIS.

14. Entire Agreement. This Agreement supersedes any prior or contemporaneous representations or agreements, written or oral, between the parties and contains the entire agreement of the parties. Both parties agree that any modification or amendment to this Agreement shall require a written agreement signed by both parties.

15. Continuation. In the event that Employee becomes a shareholder of ARIS, this Agreement shall nevertheless remain fully effective and binding on the Employee in accordance with its terms and conditions.
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16. Assignment. This Agreement shall be binding upon and inure to the benefit of
ARIS' successors and assigns and Employee's heirs. Employee's duties herein shall not be delegable without ARIS' written consent.

APPLIED RELATIONAL INFORMATION                   EMPLOYEE:
 SYSTEMS, INC.

By:   /s/ Paul Song                              /s/ John Song
Date: February 11, 1991                          February 11, 1991